Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

I consent to the inclusion in this Registration Statement of ARISE TECHNOLOGIES INC. (the “Company”) on Form S-1, Amendment #3 (File No. 333-147613), of my report dated November 21, 2008, with respect to my audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2007 and 2006 which reports appears in the Prospectus, which is part of this Registration Statement. I also consent to the reference to my Firm under the heading “Experts” in such Prospectus.

/s/ Michael F. Albanese

Michael F. Albanese, CPA

Parsippany, New Jersey

January 20, 2009